 EXHIBIT 12.1

sm	Arnold Forrest Sock, LL.M
Attorney at Law Mailing Address: Box 25847 Los Angeles, CA 90025 310-714-0747 afsock@afsocklaw.com

August 31, 2023

ECO ALLIES INC.

601 E. Charleston Blvd. Suite 100

Las Vegas, NV 89104

Re: Eco Allies, Inc. Offering Statement on Form 1-A POS (Offering Circular No. 3)

To Whom it May Concern:

I, the undersigned, am the General Counsel of Eco Allies, Inc. (“Company”) a Nevada corporation. I have acted in that capacity In connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (“Act”), and Regulation A+ promulgated thereunder, of a maximum of 20,000,000 shares at an offering price of $1.00 per share, and also in that capacity for the Company’s Form 1-A POS (Offering Circular #3).

Per the Company’s intent, this Offering is intended to terminate at the earlier of (1) the date at which the maximum offering amount has been sold or (2) the date at which the Offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements

The minimum purchase requirement per investor is ten thousand common shares for Ten Thousand Dollars; however, the Company can waive the minimum purchase requirement on a case-by-case basis in its discretion.

The common stock contemplated in this Offering Statement will be validly issued, fully paid, and non-assessable.

Letter Re: Offering Statement on Form 1-A POS

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For the purposes of rendering this opinion, I have examined the Company’s articles of incorporation and amendments thereto, the bylaws, corporate records, agreements, instruments, and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

I hereby consent to the use of this letter as an exhibit to the Offering Statement’s Post Qualification Amendment (“PQA”) that is the subject of this letter, and to any references to me in the Offering and the PQA. In so consenting, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Arnold F. Sock
ARNOLD F. SOCK Attorney at Law

Letter Re: Offering Statement on Form 1-A POS

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